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EXHIBIT 11.0

                              LEGATO SYSTEMS, INC.
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                      (in thousands, except per share data)


                                                  Three Months Ended           Six Months Ended
                                                       June 30,                    June 30,
                                                  1996          1995          1996          1995
                                                 -------       -------       -------       -------
Primary:

Weighted average common shares outstanding        16,409         4,101        16,328         4,062

Weighted average common equivalent shares          2,237           848         2,224           782

Shares issuable from assumed conversion of
   convertible preferred shares                       --         7,200            --         7,200

Shares related to SAB Nos. 64 and 83                  --         1,280            --         1,280
                                                 -------       -------       -------       -------

Total weighted average common and common
   equivalent shares                              18,646        13,429        18,552        13,324
                                                 -------       -------       -------       -------

Net income                                       $ 2,343       $ 1,148       $ 2,216       $ 2,143
                                                 =======       =======       =======       =======

Net income per share                             $   .13       $   .09       $   .12       $   .16
                                                 =======       =======       =======       =======

Fully Diluted:

Weighted average common shares outstanding        16,409         4,101        16,328         4,062

Weighted average common equivalent shares          2,330           848         2,301           782

Shares issuable from assumed conversion of
   convertible preferred shares                       --         7,200            --         7,200

Shares related to SAB Nos. 64 and 83                  --         1,280            --         1,280
                                                 -------       -------       -------       -------

Total weighted average common and common
   equivalent shares                              18,739        13,429        18,629        13,324
                                                 -------       -------       -------       -------

Net income                                       $ 2,343       $ 1,148       $ 2,216       $ 2,143
                                                 =======       =======       =======       =======

Net income per share                             $   .13       $   .09       $   .12       $   .16
                                                 =======       =======       =======       =======




The Company authorized a two-for-one stock split, effective July 5, 1996. This stock split has been retroactively reflected in the Statement of Computation of Net Income Per Share.




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